                                                                      Exhibit 99

[Eagle Bancorp, Inc. Logo Omitted]

PRESS RELEASE                                                EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE                                        CONTACT:
                                                             Ronald D. Paul
April 14, 2005                                               301.986.1800


         EAGLE BANCORP, INC. ANNOUNCES 40% INCREASE IN NET EARNINGS FOR
                        FIRST QUARTER OF 2005 OVER 2004


BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, today announced net income of $1.7 million for the quarter ended March 31, 2005, compared to $1.2 million for the first quarter of 2004 , an increase of 40%. On a per-share basis, the Company earned $0.23 per basic share and $0.22 per diluted share for 2005, as compared to $0.17 per basic share and $0.16 cents per diluted share for 2004.

"We are extremely pleased to report the continuing strong performance of Eagle Bancorp in the first quarter of 2005", noted both Leonard Abel, Chairman and Ronald Paul, President and CEO of Eagle Bancorp, Inc. "Our balance sheet growth in both deposits and loans was accompanied by increases in revenues and net earnings. We take particular pride in the quality of assets managed by the Company. Recurring non-interest sources of revenue, in particular, showed good growth, aided in part from the start-up of Eagle Land Title, which performs professional services in connection with loan settlement processes."

For the first quarter of 2005, the Company reported an annualized return on average assets (ROAA) of 1.20% as compared to 1.08% for the first quarter of 2004; while the annualized return on average equity was 11.32%, as compared to 8.78% for the same quarter in 2004.

A number of factors contributed to the very strong first quarter results. Both lending and deposit activity were strong in the first quarter, and resulted in the Company's net interest income growth due to both increased volume, and an improved net interest margin. The Bank's asset/liability management position has allowed it to benefit from the continued increase in market interest rates in the January to March period. For the first quarter of 2005, the net interest margin was 4.98% as compared to 4.33% for the first quarter in 2004. Recurring non-interest income for the first quarter of 2005 was $1.0 million compared to $0.8 million in the first quarter of 2004 (which excludes investment securities gains of $0.3 million recorded in 2004). This increase in recurring non-interest income was due primarily to increased amounts of gains on the sale of both SBA loans, where EagleBank is the leading community bank lender in its marketplace, and gains on the sale of residential mortgage loans.

Non-interest expenses were $4.5 million for the first quarter of 2005, as compared to $3.5 million for 2004, a 28% increase. The primary reasons for this increase were increases in staff levels and related personal cost increases, increased occupancy cost, due in part to new banking offices, and higher marketing, data processing and professional fees associated with a larger organization. The efficiency ratio improved in the first quarter of 2005 to 59.56% from 63.64% for the same period in 2004.

Asset quality remained favorable in the quarter. The Company recorded net recoveries of $6 thousand for the first quarter of 2005 as compared to net credit losses of $84 thousand or .10% of average loans for the first quarter of 2004. The ratio of non-performing loan to total loans was .03% at March 31, 2005 as compared to .17% at March 31, 2004. The provision for loan loss was $417 thousand for the first quarter in 2005 as compared to $154 thousand for 2004; the increase due substantially to growth in the portfolio. At March 31, 2005, the allowance for credit losses represented 1.07% of loans outstanding, as compared to 1.14% at March 31, 2004.

At March 31, 2005, total assets were $589.8 million compared to $469.5 million at March 31, 2004, a 26% increase. Total deposits amounted to $482.9 million, at March 31, 2005, also representing a 25% increase over deposits of $385.6 million at March 31, 2004, while total loans increased to $437.1 million at March 31, 2005, from $330.3 million at March 31, 2004, a 32% increase. Eagle Bancorp paid an initial quarterly cash dividend of $.07 per share in the first quarter of 2005

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The Summary of Financial Information presented on the following pages provides more detail of the Company's performance for the quarter ended March 31, 2005 as compared to 2004. Persons wishing additional information should refer to the Company's Form 10K filed with the Securities and Exchange Commission on
March 16, 2005.

Eagle Bancorp is the holding company for EagleBank and its subsidiary, Eagle Land Title, LLC. EagleBank commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services thru eight offices, located in Montgomery County, Maryland and Washington, D.C. A lease has been executed for a new community bank office to be located in Chevy Chase, Maryland. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.


FORWARD LOOKING STATEMENTS: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

EAGLE BANCORP, INC
Consolidated Statement of Condition Highlights

(in thousands)                                               MARCH 31, 2005         DECEMBER 31, 2004         MARCH 31, 2004
                                                         -------------------------------------------------------------------------
                                                                UNAUDITED                AUDITED                UNAUDITED
                                                         -------------------------------------------------------------------------
Assets
Cash and cash equivalents                                       $  23,193               $  31,100                $  29,659
Interest bearing deposits with other banks                         15,620                   9,594                    4,981
Federal funds sold                                                 26,064                  15,035                   17,026
Investment securities available for sale                           67,333                  64,098                   70,459
Loans held for sale                                                 3,671                   2,208                    4,341
Loans                                                             437,117                 415,509                  330,253
Less: Allowance for credit losses                                  (4,683)                 (4,240)                  (3,750)
Premises and equipment, net                                         6,176                   5,726                    4,863
Other assets                                                       15,338                  14,423                   11,630
                                                                ---------               ---------                ---------
TOTAL ASSETS                                                    $ 589,829               $ 553,453                $ 469,462
                                                                =========               =========                =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Non interest bearing deposits                                   $ 146,376               $ 130,309                $  93,805
Interest bearing deposits                                         336,534                 331,978                  291,835
    Total deposits                                                482,910                 462,287                  385,640
Federal funds purchased and securities sold                        39,498                  23,983                   13,958
     under repurchase agreements                                                                                        --
Other borrowings                                                    5,333                   6,333                   13,551
Other liabilities                                                   2,448                   2,316                    1,657
                                                                ---------               ---------                ---------
     Total liabilities                                            530,189                 494,919                  414,806
Stockholders' equity                                               59,640                  58,534                   54,656
                                                                ---------               ---------                ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 589,829               $ 553,453                $ 469,462
                                                                =========               =========                =========

EAGLE BANCORP, INC.
Consolidated Statement of Income Highlights
(in thousands)

                                                                             THREE MONTHS ENDED
                                                                                 MARCH 31,
                                                               -------------------------------------------
                                                                      2005                   2004
                                                                  (UNAUDITED)             (UNAUDITED)
Total interest income                                             $    7,710              $    5,376
Total interest expense                                                 1,235                     969
                                                                  ----------              ----------
Net interest income                                                    6,475                   4,407
                                                                  ----------              ----------
Provision for credit losses                                              417                     154
Noninterest income (before investment gains) (1)                       1,039                     829
Investment gains                                                          --                     253
Noninterest expense                                                    4,475                   3,493
                                                                  ----------              ----------
Income before income tax expense                                       2,622                   1,842
Income tax expense                                                       969                     663
                                                                  ----------              ----------
Net income                                                        $    1,653              $    1,179
                                                                  ==========              ==========

(1) includes gains on the sale of SBA loans of $385k in 2005 and $97k in 2004

Per Share Data (1):
-------------------
Earnings per share, basic                                         $     0.23              $     0.17
Earnings per share, diluted                                       $     0.22                    0.16
Shares outstanding at period end                                   7,088,651               7,022,297
Weighted average shares outstanding, basic                         7,078,451               7,010,169
Weighted average shares outstanding, diluted                       7,494,133               7,345,599
Book value per share at period end                                $     8.41              $     7.78

(1) prior periods adjusted to give retroactive effect to the 1.3 to 1 stock split in the form of a 30% stock dividend paid on February 28, 2005

EAGLE BANCORP, INC.
Performance Ratios (annualized):

Return on average assets                                                1.20%                   1.08%
Return on average equity                                               11.32%                   8.78%
Net interest margin                                                     4.98%                   4.33%
Efficiency ratio (2)                                                   59.56%                  63.64%

OTHER RATIOS:
Allowance for credit losses to total loans                              1.07%                   1.14%
Non performing loans to total loans                                     0.03%                   0.17%
Net charge-offs (annualized) to average loans                          -0.01%                   0.10%
Average equity to average assets                                       10.57%                  12.28%

AVERAGE BALANCES (IN THOUSANDS):
Total assets                                                      $   559,981             $   438,634
Total earning assets                                              $   527,291             $   409,068
Total loans                                                       $   429,095             $   324,942
Total deposits                                                    $   463,304             $   347,998
Total stockholders' equity                                        $    59,208             $    53,877

(2) computed by dividing noninterest expense by the sum of net interest income and noninterest income